SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the "Agreement") is entered into as of March 22, 2019 by and among Mineral Mountain Mining & Milling Company, an Idaho corporation ("MMMM" or the "Company"), with offices located at 13 Bow Circle, Suite 170, Hilton Head, South Carolina 29928, on the one hand, and PR345, Inc. ("PR345"), a newly-organized Texas corporation with offices located at 12001 N Central Expressway, Suite 825, Dallas, TX 75243, and the shareholders of PR345, on the other hand. The Company, PR345 and the shareholders of PR345 are sometimes referred to individually, as a "Party" and collectively, as the "Parties."

WHEREAS, the Company owns and controls two wholly owned subsidiaries, Nomadic Gold Mines, Inc. and Lander Gold Mines, Inc. (collectively the "MMMM Mining Subsidiaries"), each of which has exclusive rights to and/or owns mining claims in the States of Alaska and Wyoming, respectively; and

WHEREAS, the Company, since its inception, has not generated significant revenues and during the past two fiscal years ended September 30, 2017 and 2018, the Company generated no operational revenues and had limited liquid assets; and

WHEREAS, the Company filed a registration statement with the SEC, Registration No. 333-227839 that was declared effective by the SEC on March 8, 2019 (the "Registration Statement"), pursuant to which the Company may offer and sell to Crown Bridge Partners, LLC ("CBP") from time to time up to 8,000,000 (eight million) shares of Common Stock (the "Equity Line Offering" or "Offering") for total Offering proceeds of up to $5 million to finance the Company's mining operations and to diversify its business, as described in the Registration Statement prospectus, in accordance with the terms of an Equity Financing Agreement dated October 1, 2018; and

WHEREAS, the Parties understand and agree that in order for the Company to be successful in its mining operations and in order to diversify its business and generate revenue from its mining and other business operations, the Company has determined that it is in its best interests and in the interests of its shareholders to enter into separate share exchange agreements with PR345, Inc. and NuAxess 2, Inc., a newly-organized Delaware corporation ("NuAxess") and their respective shareholders (collectively, the "Share Exchange Agreements" and individually, the "NuAxess SEA" and the "PR345 SEA"), pursuant to which both NuAxess and PR345 shall become wholly-owned subsidiaries of the Company; and

WHEREAS, the Company has determined to enter into the PR345 SEA because of the reasonably based projected growth potential and new business opportunities afforded by PR345's business plan which, in substance, provides that PR345, a designated minority-owned business enterprise consulting firm, shall: (i) provide specialized staffing services for a variety of professional industries including, but not limited to, medical, education, financial services, technology and hospitality, among others; (ii) provide specific back office services including accounting, payroll, and a full complement of Human Resource (HR) benefits; and (iii) either directly or indirectly through third-party relationships and strategic affiliations, acts as a Professional Employer Organization (PEO); and

WHEREAS, the Company has determined to enter into the NuAxess SEA because of the reasonably based projected growth potential and new business opportunities afforded by NuAxcess' business plan which, in substance, provides that NuAxess shall: (i) serve as a full service financial, employee benefit and insurance consulting company offering, either directly or indirectly, through proven third parties, innovative ways to provide employees of client companies with affordable and manageable health plans and comprehensive benefits, based upon a new system being developed throughout the country for the rapidly expanding market of small and medium-sized businesses (SMBs) which are experiencing significant problems with their existing programs, to the extent that they even provide programs because of their costs and complexities; (ii) creating an international professional employer association (IPEA) headquartered in San Juan, Puerto Rico, that will sponsor and provide professional outreach programs offering health insurance, healthcare and financial education to its PEO and financial services members globally; and (iii) additionally, the IPEA will offer these and other services to leading rural hospital providers via a proprietary program called 'Community Health Exchanges', which will work directly with SMB employers in rural communities providing access to private insured health plans with contracted medical services through the rural hospitals; and

WHEREAS, PR345 and its shareholders, Sunlight Financial, LLC, a Texas limited liability company (Sunlight"), Draper, Inc. and Carriage House, Inc. believe that it is in their collective best interests to exchange all of PR345 Shares (hereinafter, the "Exchange Shares") for shares of a newly authorized series of preferred stock of the Company (the "Preferred Stock"), as described more fully in Section 1.01(a) and (b) below; and

WHEREAS, the Company, relying on the representations made to it in Section 2 below, as well as representations made separately about the imminent new business contracts and the longer term growth prospects of NuAxess and PR345, and the corresponding revenue generating business that would result from such imminent new business, believes that it is in its best interests and in the interests of its shareholders to enter into this Agreement; and

WHEREAS, PR345 and its shareholders and NuAxess and its shareholders and are relying on the representations made to them by the Company in Section 3 below in entering into this Agreement and agreeing to provide the funding to the Company for its mining operations in Sections 1.03(l), (m) and (n) and granting the Management Buyout Option Agreement in Section 1.03(o) below; and

WHEREAS, the Company believes that it is in its best interests and in the interests of its shareholders to issue the shareholders of PR345 shares of Preferred Stock as described more fully below in consideration for the Exchange Shares, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties understand and agree that the Exchange Shares and the Preferred Stock issuable or being transferred pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Act") in reliance upon Section 4(2) of the Act and Regulation D promulgated by the United States Securities and Exchange Commission (the "SEC") under the Act.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived therefrom, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
SHARE EXCHANGE

Section 1.01 <u>The Exchange.</u>

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, PR345 and its shareholders shall assign, transfer and deliver, free and clear of all liens and encumbrances, all of the Exchange Shares to the Company, in exchange for the issuance of that certain number of shares of Preferred Stock, defined as follows: (i) 200,000 shares of newly designated Series C Convertible Preferred Stock, par value $0.10 issuable to Sunlight or its designees, having the rights, preferences and privileges defined in the Certificate of Designation of the Series C Preferred Stock, to be attached as Exhibit A hereto by mutual agreement of the Parties on or by March 26, 2019; and (ii) 100,000 shares of newly designated Series D Convertible Preferred, par value $0.10, issuable to each of Draper and Carriage House, having the rights, preferences and privileges defined in the Certificate of Designation of the Series B Preferred Stock, to be attached as Exhibit B hereto by mutual agreement of the Parties on or by March 26, 2019, such that at the Closing (as defined below) of the Agreement, PR345 shall become a wholly-owned subsidiary of the Company. In addition, at the Closing, Sheldon Karasik, the current CEO, Chairman and Director of the Company, shall place in escrow all shares of Series B Super Voting Preferred Stock ("Super Voting Preferred Stock") owned of record and beneficially by Mr. Karasik, having the rights, preferences and privileges defined in the Certificate of Designation of the Series B Preferred Stock, attached as Exhibit C hereto, to Sunlight., a shareholder of PR345, or its designees. Upon execution of its first commercial contract by either NuAxess and/or PR345, before or after the Closing, the Series B Preferred Stock shall be released from escrow at or after Closing and transferred and assigned for nominal consideration of $10 to NuAxess or its designees. The Series C and Series D Preferred Stock may sometimes be referred to as the "Preferred Stock" unless context requires otherwise.

(b) Series C Convertible Preferred Stock: Upon the Closing, the Company will issue to Sunlight a number of shares of Series C Convertible Preferred Stock in consideration for its 75% ownership interest in PR345. The shares of Series C Convertible issuable to Sunlight shall: (i) represent 33.75% of the Company's total outstanding shares of Preferred Stock on the Closing (excluding the Super Voting Preferred Stock); (ii) have full anti-dilution rights relative

to any shares of Common Stock, par value $0.001 (the "Common Stock") underlying any convertible notes issued by MMMM to fund the business of the mining operations, during the period from the Closing through December 31, 2019; (iii) be convertible into a number of shares of Common Stock equal to 33.75% of the outstanding shares of Common Stock at the date of Conversion, subject to adjustment from time to time pursuant to the anti-dilution rights; and (iv) such other preferences, rights, limitations, qualifications and restrictions as set forth in the Series C Certificate of Designation.

(c) Series D Convertible Preferred Stock: Upon the Closing, the Company will issue to Draper and Carriage House a number of shares of Series D Convertible Preferred Stock in consideration for their total 25% ownership interest in PR345, it being understood and agreed by the Parties and Draper and Carriage House are not acting as a group but rather, singly. The shares of Series D Convertible issuable to Draper and Carriage House pursuant to this Agreement shall: (i) represent 12.5% of the Company's outstanding shares of Preferred Stock on the Closing (excluding the Super Voting Preferred Stock), with 6.25% issuable to Draper and 6.25% issuable to Carriage House; (ii) have full anti-dilution rights relative to any shares of Common Stock underlying any convertible notes issued by MMMM to fund the business of the mining operations, during the period from the Closing through December 31, 2019; (iii) be convertible into an number of shares of Common Stock equal to an aggregate of 12.5% of the outstanding shares of Common Stock at the date of Conversion, subject to the anti-dilution rights; (iv) have a beneficial ownership limitation (the "Beneficial Ownership Limitation") as defined below and in the Series D Certificate of Designation. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock under this Agreement together with any shares of Common Stock issuable to Draper and Carriage House upon conversion of the Series D Preferred Stock issuable to Draper and Carriage under the separate Share Exchange Agreement between the Company and NuAxess. referenced in Section 1.03(c) below. Either Draper or Carriage House may decrease the Beneficial Ownership Limitation at any time and either, upon not less than 61 days' prior notice to the Company, may increase the Beneficial Ownership Limitation provisions of this Section 1.01(c), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Series D Preferred Stock held by the holder and the provisions of this Section 1.01(c) shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1.01(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Series D Preferred Stock; and (v) such other preferences, rights, limitations, qualifications and restrictions as set forth in the Series D Certificate of Designation.

Section 1.02 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement (the "Transactions") shall take place on such date that all conditions precedent and obligations of the Parties to consummate such Transactions contemplated hereby, including as set forth in Section 1.01 and 1.03, are satisfied or waived by the respective Party, at such location to be determined by the Parties (the "Closing Date"). Either Party may terminate this Agreement in the event that the Closing Date shall not have occurred on or before April 9, 2019 (such date referred to herein as the "Outside Date"); *provided, however,* that the right to terminate this Agreement pursuant to this Section shall not be available to any Party hereto (i) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) that is in material breach of this Agreement.

Section 1.03 Conditions to Closing. The respective obligations of each of the Parties to effect the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) **Filings.** On or before the Closing Date, the Company shall file the Certificates of Designation for the Super Voting Preferred Stock and the Series C and Series D Preferred Stock;

(b) **Resignation and Appointment of Directors.** On the Closing: (i) Mr. Felix Keller shall submit letter of resignation as member of the Board of Directors of the Company, which letter shall provide that he has had no disagreements with the operations, policies or practices of the Company on any matters; and (ii) the Board of Directors of the Company shall appoint Carl Dorvil, Pat Dileo and Derrick Chambers to the Board, joining Sheldon Karasik

and/or Michael Miller (subject to the new Board of Directors' approval), on the newly constituted 4 or 5 person Board of Directors, as the case may be.

(c) **Additional Share Exchange Agreement.** The Company shall execute and deliver a separate Share Exchange Agreement, substantially identical to this Agreement, with Pat Dileo, President of NuAxess, organized under the laws of the State of Texas, which entity is owned 75% by IDH Holdings 2, Inc., a Delaware corporation, with an address at 122 Dickenson Avenue, Toms River, NJ 08753 ("IDH"), and 25% by Draper and Carriage House, each owning 12.5% of PR345.

(d) **SEC Reports.** The Company shall have filed all reports and other documents required to be filed by it with the SEC and the State of Idaho, if any, under the U.S. federal and applicable state securities laws through the Closing Date.

(e) **OTCQB Quotation.** The Company shall have maintained its status as a company whose Common Stock is quoted on the OTCQB and no reason reasonably within the control of the Company shall exist as to why such status shall not continue immediately following the Closing.

(f) **No Suspensions of Trading.** Trading in the Company's shares of Common Stock shall not have been suspended by federal regulators or any trading market at any time between the date of execution of this Agreement and the Closing.

(g) **Good Standing Certificate.** The Company shall have delivered to NuAxess a certificate of good standing of MMMM dated within five (5) business days of Closing issued by the Secretary of State of Idaho.

(h) **No Injunctions.** No statute, rule, regulation, order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or threatened or is pending by or before any governmental authority of competent jurisdiction which in any material respect restricts, prohibits or threatens to restrict or prohibit the consummation of any of the transactions contemplated herein.

(i) **Representations and Warranties.** The representations and warranties made by each of the Parties herein shall be true and correct in all material respects as of the date hereof and as of the Closing with the same effect as if the representations and warranties were made as of the date hereof and as of the Closing.

(j) **Covenants.** All covenants, agreements and conditions contained in this Agreement to be performed by either Party on or prior to the Closing shall have been performed or complied with in all material respects.

(k) **Due Diligence.** The Closing of this Transaction is subject to the Board of the Company (the "Board") and NuAxess and PR345 completing its due diligence of the documents, information, and facts relevant to this Agreement, and the Parties being satisfied, in its/their sole discretion with such due diligence, provided that such due diligence is completed on or before the Outside Date of April 9, 2019. NuAxess and its shareholders shall fully cooperate with the Company and the Board, including providing access to information and documents, in response to the Company's ongoing due diligence inquiries, all of which must be completed by or before the Outside Date unless waived by NuAxess, which waiver or extension may be withheld for any reason whatsoever. All information and documents, including but not limited to commercially sensitive information and trade or extended secrets, shall be treated with strict confidence and shall not be disclosed to third persons, except to the extent disclosure to a third person is necessary to assist in the evaluation of such information.

(l) **Payment of $100,000 upon Closing.** On the Closing Date, PR345 and/or NuAxess shall cause to be made a payment of $100,000 into an account designated by the Management Group as identified in Section 1.03(o) (the "Mining Company"), the entity that has or secures majority control of the MMMM Mining Subsidiaries, as working capital for the operations of those subsidiaries.

(m) **Additional Payment Obligation.** Within 30 days of the Closing Date, NuAxess, PR345, MMMM and their designated representatives or third-party investors selected by NuAxess and/or PR345 and approved by MMMM, which approval will not be unreasonably withheld, shall, assuming funding is received, make an additional payment of $400,000 to the Mining Company. If that anticipated financing is not received, the Company will be

obligated to deliver to the Mining Company the first $400,000 of debt or equity raised by the Company within 5 business days of receipt. NuAxess, PR345, MMMM and their representatives shall use their best efforts to secure $400,000 to be paid to the Mining Company as soon as possible.

(n) **Equity Financing Agreement.** Prior to the Closing, the Parties shall amend and/or modify the Equity Financing Agreement with CBP, entered on or about October 1, 2018 (the Equity Financing Agreement") in a form mutually agreed, to provide that 20% of all proceeds from any financing or offering received by the Company, including proceeds from any Equity Financing Agreement with CBP, or any amendment thereto, or any equity financing agreement with anyone else, will be paid and deposited by equity financing entity directly into an account designated by the Mining Company and in the name of and for the benefit of the Mining Company, and that such funds shall be used primarily as working capital for the Mining Company in furtherance of their mining operations. NuAxess, PR345, MMMM, the Mining Company, CBP and their designated representatives shall enter into an agreement in a form mutually agreed by the Parties and the Mining Company which provides that the entity controlling the majority shares of the Mining Company shall be further entitled to receive direct payment of 20% of any other equity line facility.

(o) **Management Buyout Option Agreement to Purchase Mining Subsidiaries.** The Company and the Mining Company shall enter into an Option Agreement, in a form mutually agreed prior to the Closing (the "MBO Agreement") pursuant to which the Mining Company shall have the exclusive right to exercise at any time the purchase of 75% of the shares and any other equity interests of the MMMM Mining Subsidiaries by a management group comprising of Sheldon Karasik and other individuals designated by Sheldon Karasik ("Management Group"), or an entity created and controlled by the Management Group, and the Company, in accordance with the terms of the MBO Agreement, shall sell 75% of the shares and any other equity interests of the MMMM Mining Subsidiaries in consideration for a payment of $10 to the Company and assumption by the Management Group of 100% of the liabilities of the MMMM Mining Subsidiaries, subject, however, to the obligations in section 1.03(s). The MBO Agreement shall also provide that the Management Group shall have full and exclusive control over the management of the daily operations of the MMMM Mining Subsidiaries. The MBO Agreement shall provide the Management Group with an exclusive non-terminable option to purchase 75% of the shares of the MMMM Mining Subsidiaries exercisable at Closing and for a period of ten years thereafter.

(p) **Outstanding Warrants.** All outstanding warrants of MMMM Common Stock shall be and remain fully exercisable and effective and in good standing after this Agreement is executed and each warrant may be exercised before, on or after the Closing Date of this Agreement pursuant to the terms of each such warrant. Notwithstanding the foregoing, it is understood and agreed by the Parties that any shares of Common Stock issuable upon exercise of any warrants shall dilute the 7.5% equity interest of the existing shareholders of the Company prior to the Closing, but shall not dilute any equity interests of NuAxess or PR345.

(r) **Blocking Rights.** Pursuant to an agreement to be mutually agreed prior to Closing, the Company or any of its subsidiaries shall not be permitted to enter into an acquisition, merger or any transaction involving the transfer of majority control of the Company without the written consent of Sheldon Karasik.

(s) **Outstanding Expenses.** All expenses incurred by MMMM on and after the Closing Date, including without limitation those expenses relating to MMMM's public company status, all its operations, including outstanding promissory notes with PowerUp Lending Group, Ltd, John P. Ryan and John J. Ryan (the "Existing Notes"), shall remain the obligation of MMMM. The Parties agree that any additional convertible notes that are issued solely to fund the operations of the MMMM Mining Subsidiaries (the "New Convertible Notes"), which converted after the Closing, shall result in the dilution of the 7.5% equity interests of the existing shareholders of MMMM, and shall not dilute the equity interests of NuAxess, PR 345 or their respective shareholders.

(t) **Equity Financing Agreement and Promissory Notes.** On or before the Closing Date, PR345 and NuAxess shall obtain the written agreement and/or consent of Crown Bridge Partners, LLC and PowerUp Lending Group, Ltd. to the transactions contemplated by this Agreement, including without limitation, CBP's agreement to fund 20% of the Equity Financing Agreement or any other equity or debt financing arrangement pursuant to which CBP or its affiliates are a party, directly to the Mining Company and an account designed in writing by the Mining Company.

With respect to the closing conditions listed in (i) above, the Parties shall deliver at the Closing an executed officer's certificate to such effect.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PR345, SUNLIGHT, DRAPER AND CARRIAGE HOUSE

PR345, Sunlight, Draper and Carriage House represent and warrant to the Company that, as of the date hereof, except for those representations and warranties that speak of a different date:

Section 2.01 Good Title. Sunlight and PR345's minority shareholders are the record and beneficial owners, and have good title to, the Exchange Shares, with the full right and authority to sell and deliver such Exchange Shares, free and clear of any and all liens, encumbrances, pledges, security interests, claims, charges, options, rights of first refusal, proxies, voting trusts, or agreements, transfer restrictions under any equity holder or similar agreement or any other restriction or limitation whatsoever, including any contract granting any of the foregoing (collectively, the "Liens"), to the Company pursuant to this Agreement. Upon the Closing, the Company, as the new owner of the Exchange Shares, will receive good title to the Exchange Shares, free and clear of all Liens, which Exchange Shares represent 100% of the issued and outstanding capital stock of PR345 and there are no other issued and outstanding share capital of PR345 and no outstanding commitments or contracts to issue any capital stock or other securities of PR345.

Section 2.02 Organization, Standing and Corporate Power of PR345. PR345 is duly incorporated, validly existing and in good standing under the laws of the State of Texas, having been recently organized in November 2018, and has the requisite corporate power and authority to carry on its business as now being conducted. PR345 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to PR345. As used herein the term "Material Adverse Effect" or "Material Adverse Change" shall mean any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Parties or PR345 taken as a whole.

Section 2.03 Authority; Non-Contravention. PR345's Board of Directors has determined that the Share Exchange is fair to and in the best interests of PR345's shareholders, that this Agreement will provide the conditions and corporate structure to develop and grow its revenue generating business to an extent that meets or exceeds the projections in its business plan. PR345 has all requisite authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by PR345 and its shareholders and the consummation by PR345 of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of PR345, Draper and Carriage House. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of PR345, Draper and Carriage House, enforceable against them individually and collectively, in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of PR345 under, (i) its charter documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to PR345 or its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to PR345 or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to PR345 or could not prevent, hinder or materially delay the ability of PR345 to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to PR345, Draper and Carriage House in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

Section 2.04 Acquisition of the Company's Preferred Stock for Investment.

(a) **Purchase Entirely for Their Own Accounts.** The Preferred Stock of the Company, including the Super Voting Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the "Acquired Preferred Stock") to be acquired by Sunlight, Draper and Carriage House hereunder will be acquired for investment for their respective accounts and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and neither Sunlight, Draper nor Carriage House has no present intention of selling, granting any participation in or otherwise distributing the Acquired Preferred Stock, except in compliance with applicable securities laws. Sunlight, Draper and Carriage House further represent that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person with respect to the Acquired Preferred Stock. For purposes of this Agreement, "Person" means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof) or other entity.

(b) **Economic Risk.** Sunlight, Draper and Carriage House (i) can bear the economic risk of their respective investments and ownership of the Acquired Preferred Stock and (ii) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company, the Acquired Preferred Stock and any other securities of the Company issuable or may issuable under this Agreement.

(c) **Accredited Investors.** Sunlight, Draper and Carriage House each represent that they are "accredited investors" as that term is defined in Rule 501 of Regulation D ("Regulation D") promulgated by the SEC under the Act and understand that the issuance to them of the Acquired Preferred Stock has not been registered under the Act and that the issuance of the Acquired Preferred Stock is intended to be exempt from registration under the Act pursuant to Section 4(2) of the Act and Regulation D promulgated by the SEC thereunder. The certificates representing the Acquired Preferred Stock issuable to Sunlight, Draper and Carriage House shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable securities laws:

"THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS."

"TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS."

(d) **Acknowledgment.** Sunlight, Draper and Carriage House acknowledge that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e) **Review of SEC Documents.** Sunlight, Draper and Carriage House acknowledge that they has carefully reviewed such information as each has deemed necessary including, but not limited to the Company's reports and filings with the SEC under the Act and the Securities Exchange Act of 1934 (the "Exchange Act") (which reports and filings are referred to as the "SEC Documents") to evaluate an investment in the Company and the Acquired Preferred Stock pursuant to this Agreement and the transactions contemplated hereby. To the full satisfaction of Sunlight, Draper and Carriage House, they have been furnished all materials that reasonably requested relating to the Company, the issuance of the Acquired Preferred Stock and the delivery of the Exchange Shares.

(f) **Non-Transfer of Acquired Preferred Stock.** Sunlight, Draper and Carriage House understand that the Acquired Preferred Stock may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Acquired Preferred Stock or any available exemption from registration under the Act, the Acquired Preferred Stock may have to be held indefinitely and Sunlight, Draper and Carriage House further acknowledge that the Acquired Preferred

Stock or the shares of Common Stock issuable upon conversion of the Acquired Preferred Stock may not be sold pursuant to Rule 144 promulgated by the SEC under the Act unless all of the conditions of Rule 144 are satisfied, including, without limitation, the Company's continued compliance with the reporting requirements under the Exchange Act.

Section 2.05 Subsidiaries. PR345 owns no subsidiaries nor does it own or have an interest in any other corporation, partnership, joint venture or other entity.

Section 2.06 Contracts and Other Commitments. PR345 is not a party to contracts or agreements other than this Agreement.

Section 2.07 Taxes. PR345 has only recently been organized and, as such, has not filed nor is it required to file any returns required to be filed. PR345 has, or will have, paid in full all taxes due, if any, through the Closing Date. PR345 is not a party to any pending action or proceeding by any governmental authority for the assessment of any tax, and, to the knowledge of PR345, no claim for assessment or collection of any tax has been asserted against PR345 that have not been paid. There are no tax liens upon the assets of PR345. There is no valid basis, to PR345's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any tax to be issued to PR345 by any governmental authority.

Section 2.08 Litigation. There is no claim, action, proceeding, or investigation pending or, to its knowledge, threatened against or affecting PR345 before or by any court, arbitrator or governmental agency or authority which, in its reasonable judgment, could have a material adverse effect on the operations or prospects of PR345. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against PR345 or asserted against PR345 that have not been paid.

Section 2.09 Compliance with Laws and Regulations. PR345 is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local and foreign) applicable to it in all jurisdictions where the business of PR345 is conducted or to which PR345 is subject.

Section 2.10 No Breaches. The making and performance of this Agreement will not (i) conflict with or violate the Articles of Incorporation or the Bylaws of PR345, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which PR345 is a party or by which PR345 or any of its businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of PR345 under, or create any rights of termination, cancellation or acceleration in any person under, any contract.

Section 2.11 Employees. PR345 has no employees that are represented by any labor union or collective bargaining unit. PR345 does not have any employment agreements or compensation plans which are in effect.

Section 2.12 Financial Statements. PR345 has no year-end audited financial statements or unaudited quarterly or interim financial statements.

Section 2.13 Absence of Certain Changes or Events. Except as set forth in this Agreement, since its inception, there has not been:

(a) any material adverse change in the financial condition, properties, assets, liabilities or business of PR345;

(b) any material damage, destruction or loss of any material properties of PR345, whether or not covered by insurance;

(c) any material adverse change in the manner in which the business of PR345 has been conducted;

(d) any material adverse change in the treatment and protection of trade secrets or other confidential information of PR345; and

(e) any occurrence not included in paragraphs (a) through (d) of this Section 2.13 which has resulted, or which PR345 has reason to believe, might be expected to result in, a material adverse change in the business or prospects of PR345.

Section 2.14 **Government Licenses, Permits, Authorizations.** PR345 has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Licenses and Permits"). All such Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or, to the knowledge of PR345, threatened.

Section 2.15 **Intellectual Property.** PR345 owns no intellectual property of any kind. PR345 is not currently in receipt of any notice of any violation or infringements of, and is not knowingly violating or infringing, or to the best of its knowledge has not violated or infringed the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

Section 2.16 **Governmental Approvals.** Except as set forth in this Agreement, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by PR345 with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with PR345's execution, delivery and performance of this Agreement. Except as set forth in this Agreement, no consents of any other parties are required to be received by or on the part of PR345 to enable PR345 to enter into and carry out this Agreement.

Section 2.17 **Transactions with Affiliates.** Except as set forth in this Agreement, PR345 is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from PR345; nor are there any transactions of a continuing nature between PR345 and any of its officers, directors, or Affiliates not subject to cancellation which will continue beyond the Closing Date, including, without limitation, use of the assets of PR345 for personal benefit with or without adequate compensation. For purposes of this Agreement, the term "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

Section 2.18 **No Distributions.** Except as set forth in this Agreement, PR345 has not made nor has any intention of making any distribution or payment to any of its shareholders with respect to any of its shares prior to the Closing Date or within 12 months after the Closing Date.

Section 2.19 **Liabilities.** PR345 has no direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise ("Liabilities"), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) Liabilities fully and adequately reflected or reserved against and disclosed by PR345 to Company, (ii) Liabilities incurred in the ordinary course of the business of PR345, (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement or (iv) Liabilities otherwise disclosed in this Agreement, including the exhibits and schedules hereto.

Section 2.20 **Accounts Receivable.** PR345 does not have any accounts receivable.

Section 2.21 **Insurance**. PR345, given its recent organization, has no insurance policies in place nor are any insurance policies required for a business of its type and scope at present.

Section 2.22 **No Omissions or Untrue Statements.** To the best of PR345's knowledge no representation or warranty made by PR345 to Company and Shareholders in this Agreement, including the exhibits to this Agreement or in any certificate of a PR345 officer required to be delivered to Company pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

Section 2.23 Disclosure. All disclosure provided to the Company by or on behalf of PR345, Sunlight, Draper and Carriage House regarding PR345, Sunlight, Draper and Carriage House, their business and the transactions contemplated hereby, including the exhibits and schedules to this Agreement, furnished by or on behalf of PR345 with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue or misleading statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to PR345, Sunlight, Draper and Carriage House that, as of the date hereof, except for those representations and warranties that speak of a different date, and subject to the Company's SEC Documents and the schedule of exceptions, if any, attached hereto:

Section 3.01 Organization, Standing and Corporate Power of MMMM. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Idaho and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company.

Section 3.02 Capital Structure. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, $0.001 par value, authorized, of which 68,352,733 shares are issued and outstanding and 25,686,317 shares are reserved as of the date of the hereof, and (ii) 10,000,000 shares of Preferred Stock, $0.10 par value, of which one share of Super Voting Preferred Stock is issued and outstanding at the date hereof. Except as disclosed in the Company's SEC Documents or Schedule 3.02 hereto, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters subject to the vote of the shareholders of the Company. Except as disclosed in Company's SEC Documents or Schedule 3.02 hereto, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Common Stock or other securities of the Company or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any Common Stock of the Company or any other securities of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register the Company's Common Stock or other securities under the Act or other agreements or arrangements with or among any holders of Common Stock of the Company or with respect to any securities of the Company. The issuance of the Acquired Preferred Stock will not trigger any anti-dilution rights of any existing securities holders of the Company, except as set forth in Section 4.08. Except as disclosed in the Company's SEC Documents, as of the Closing and other than pursuant to this Agreement and the transactions contemplated hereby, there will be no rights, subscriptions, warrants, options, conversion rights, or agreements of any kind outstanding to purchase from the Company, or otherwise require the Company to issue, any shares of capital stock of the Company or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company.

Section 3.03 Authority; Non-Contravention. The Company has all requisite authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. Except to the extent identified elsewhere in this Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this

Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the certificate of incorporation or bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. The Parties reasonably believe that no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company, as the case may be, of any of the transactions contemplated by this Agreement, except the filings of the Certificates of Designation with respect to the Super Voting Preferred Stock and the Series C and Series D Preferred Stock with the State of Idaho, and a Form 8-K with the SEC with respect to the transactions contemplated by this Agreement.

Section 3.04 <u>SEC Documents</u>. Since February 27, 2018, the Company has filed all forms, reports and documents with the SEC, defined as the SEC Documents, that have been required to be filed by it under applicable laws, or pursuant to comment letters issued by the staff of SEC's Division of Corporation Finance, prior to the date hereof. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (i) each SEC Document complied as to form in all material respects with the applicable requirements of the Act, the Exchange Act, and/or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such SEC Document was filed, and (ii) each SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC review or investigation. The financial statements included in the SEC Documents, including any amendments to the SEC Documents, comply in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. The financial statements included in the SEC Documents have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis ("GAAP"), and fairly represent the financial position of the Company and as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the omission of certain footnotes. Except as set forth in the SEC Documents, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto.

Section 3.05 <u>No Material Change.</u> Since December 31, 2018, and except as disclosed in its SEC Reports, (i) the Company has not incurred any liabilities or obligations, indirect, or contingent, or entered into any oral or written agreement or other transaction, which exceeds $200,000; (ii) the Company has not paid or declared any dividends or other distributions with respect to its capital stock, or redeemed or purchased or otherwise acquired any of its stock and the Company is not in default in the payment of principal or interest on any outstanding debt obligations, except as set forth herein; (iii) the Company has not initiated any compensation arrangement or agreement with any employee or executive officer; (iv) the Company has not entered into any material contract since December 31, 2018; (v) other than as identified in Section 3.02, there has not been any change in the capital stock of the Company; and (vi) there has not been any other event which has caused, or is likely to cause, a Material Adverse Effect on the Company.

Section 3.06 <u>Litigation</u>. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or, to the knowledge of the Company, threatened against the Company. The Company is not subject to any order, writ, judgment, injunction, decree or award of any court or any governmental authority.

Section 3.07 Compliance. The Company has not been advised, nor does the Company have reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting its business.

Section 3.08 Material Agreements. All material agreements to which the Company is a party are included as part of or specifically identified in the SEC Documents to the extent required by the rules and regulations of the SEC as in effect at the time of filing ("Material Agreements"). Except for the Material Agreements, the Company has no contracts. Neither the Company nor, to the Company's knowledge, any other party to the Material Agreements, is in breach of or default under any of such contracts.

Section 3.09 Conformity of Descriptions. The Acquired Preferred Stock, when issued, and the Super Voting Preferred Stock, when transferred and assigned, will conform in all material respects to the descriptions of such Preferred Stock contained in the respective Certificates of Designation and/or other filings with the SEC.

Section 3.10 Investment Company. The Company is not, and is not an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11 Disclosure. All disclosure provided to Sunlight, Draper and Carriage House regarding the Company, its business and the transactions contemplated hereby, including the exhibits to this Agreement, furnished by the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that neither it nor Sheldon Karasik have made any representations or warranties with respect to the transaction contemplated hereby other than those specifically set forth herein.

ARTICLE IV
COVENANTS

Section 4.01 Securities Law Compliance. The Company understands and agrees that the consummation of this Agreement, including the issuance of the Acquired Preferred Stock to Sunlight, Draper and Carriage House in exchange for the Exchange Shares upon Closing as contemplated hereby, constitutes the offer and sale of securities under the Act and applicable state statutes. The Company agrees that such transactions shall be consummated in reliance on exemptions from the registration requirements of the Act and any applicable state statutes, which depend, among other items, on the circumstances under which such securities are acquired and issued. Furthermore, in connection with the transactions contemplated by this Agreement, the Company shall file, with the assistance of the other and their respective legal counsel, such notices, applications, reports or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, all to the extent and in the manner as may be deemed by the Parties to be appropriate.

Section 4.02 Access to Information; Confidentiality.

(a) The Parties hereto shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to any other Party and its representatives reasonable access during normal business hours during the period prior to the Closing Date of the Agreement to its properties, books, contracts, commitments, personnel and records and, during such period, the Parties shall, and shall cause each of its officers, employees and representatives to, furnish promptly to any other Party all information concerning its business, properties, financial condition, operations and personnel as such other Party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of each Party set forth herein and compliance by each Party of its obligations hereunder, during the period prior to the Closing Date of the Exchange, each Party shall provide each other Party and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable each Party to confirm the accuracy of the representations and warranties of each other Party set forth herein and compliance by each Party of their obligations hereunder, and, during such period, cause its, officers, employees and representatives to, furnish promptly to each Party upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other

information concerning its business, properties, financial condition, operations and personnel as such other Party may from time to time reasonably request. Except as required by law, each Party will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives to hold, any nonpublic information concerning another Party in strict confidence.

(b) No investigation pursuant to this Section shall affect any representations or warranties of the Parties herein or the conditions to the obligations of the Parties hereto.

Section 4.03 **<u>Commercially Reasonable Best Efforts</u>.** Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other transactions contemplated by this Agreement. The Parties hereto will use their commercially reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. The Parties hereto shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Exchange.

Section 4.04 **<u>Mutual Cooperation</u>**. The Parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the Parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals, if any, from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

Section 4.05 **<u>Changes in Representations and Warranties of a Party</u>.** Between the date of this Agreement and the Closing Date, no Party shall directly or indirectly, enter into any transaction, take any action, or by inaction permit an otherwise preventable event to occur, which would result in any of the representations and warranties of such Party herein contained not being true and correct at and as of the Closing Date. Each Party shall promptly give written notice to the other Parties upon becoming aware of (A) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement, and (B) any impending or threatened breach in any material respect of any of the Party's representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

Section 4.06 **<u>SEC Filings</u>.** The Parties agree that the following filings shall be made with the Securities and Exchange Commission ("Commission"): (a) an Information Statement prepared pursuant to the requirements of Rule 14f-1 under the Exchange Act, if required by law, shall be filed with the Commission; (b) a report on Form 8-K will be filed with the Commission disclosing the consummation of the Share Exchange if required by law; and, (c) any and all other filings necessary to comply with the Exchange Act.

Section 4.07 **<u>Conduct of Business</u>**. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Company and PR345 shall each continue to conduct its businesses and maintain its business relationships in the ordinary and usual course consistent with past practice and will not, without the prior written consent of the other Party:

(a) Sell, lease, assign transfer or otherwise dispose of any of its material assets, including cash;

(b) Agree to, or assume, guarantee, endorse or otherwise in any way be or become responsible or liable for, directly or indirectly, any material contingent obligation;

(c) Make any material capital expenditures;

(d) Enter into any transaction concerning a merger or consolidation other than with the other Party hereto or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose

of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, or make any material change in the present method of conducting business;

(e) Make any advances or loans to, or investments in any person, firm, corporation or other business entity not a party to this Agreement;

(f) Enter into any new material agreement or be or become liable under any new material agreement, for the lease, hire or use of any real or personal property;

(g) Create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired; or

(h) Nothing herein shall limit the right of MMMM to continue to sell shares privately up to the Closing Date.

Section 4.08 **Anti-Dilution Protection**. The Company hereby agrees to grant to the shareholders of the Company's Common Stock of record on the Closing Date (and their assigns, successors and purchasers), the following irrevocable anti-dilution protection:

(a) In the event any funds or proceeds received under an Offering pursuant to the Equity Financing Agreement after the Closing Date, including any amendments thereto, the Common Stock of shareholders of record on the Closing Date shall be diluted at the same ratio as the holders of the Preferred Stock such that the shareholders of the Company's Common Stock of record on the Closing Date shall maintain a percentage interest of 7.5% of all outstanding capital stock of the Company immediately prior to such Offering shall equal their percentage interest of the outstanding capital stock of Company after such subsequent Offering (after giving effect to the conversion of any convertible securities issued pursuant to the Equity Financing Agreement).

(b) In the event of any new business, funds or proceeds acquired or received under any other financing facility, including but not limited to convertible promissory notes, convertible preferred stock, common or preferred stock options or warrants, and mergers or acquisitions, the Common Stock of shareholders of record on the Closing Date shall be diluted at the same ratio as the holders of the Preferred Stock such that the shareholders of the Company's Common Stock of record on the Closing Date shall maintain a percentage interest of 7.5% of all outstanding capital stock of the Company immediately prior to such transaction (after giving effect to the conversion of any convertible securities issued in the Subsequent Financing); provided, however, that the anti-dilution rights applicable to the shareholders of the Company's Common Stock of record on the Closing Date set forth in this Section 4.08 shall not apply relative to any shares of Common Stock underlying any convertible notes issued by or for the benefit of MMMM to fund the business of the MMMM Mining Operations.

(c) Should the Company sell additional shares of restricted Common Stock or Preferred Stock in a private placement or a public offering, shareholders of the Company's Common Stock shall be diluted at the same ratio as the holders of all Preferred Stock such that the shareholders of the Company's Common Stock of record on the Closing Date shall maintain a percentage interest of the outstanding capital stock of 7.5% of Company immediately prior to such private placement. Notwithstanding the foregoing, in the event that such sales of additional shares of restricted Common Stock or Preferred Stock in a private placement or a public offering for the sole purpose of funding the MMMM Mining Operations, then the anti-dilution provisions of this Section 4.08 applicable to the shareholders of the Company's Common Stock at the Closing shall not apply and any dilution resulting from such issuances and sales of restricted Common Stock or Preferred Stock in a private placement or a public offering for the benefit of the MMMM Mining Operations shall dilute the 7.5% equity interest of shareholders of the Company's Common Stock at the Closing and not the equity interest of of the holders of the Preferred Stock.

(d) Notwithstanding the foregoing, in the event that the issues convertible notes or other securities (other than pursuant to Equity Line Transactions and the $100,000 deliverable within five (5) days of Closing) for the purpose of funding the MMMM Mining Operations, as well as all existing convertible notes at the date of the Closing, shall only dilute the 7.5 equity interest of the Shareholders of the Company's Common Stock at the date of the Closing.

Section 4.9 **Further Assurances.** Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF COMPANY

The obligation of Company to consummate the Closing is subject to the following conditions, any of which may be waived by it in its sole discretion.

Section 5.01 **Compliance by PR345 and Shareholders.** PR345 and its shareholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with in all material respects prior to or on the Closing Date.

Section 5.02 Accuracy of PR345 and Shareholders Representations. PR345's and its shareholders' representations and warranties contained in this Agreement, the PR345 Disclosure or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

Section 5.03 Documents. All documents and instruments required hereunder to be delivered by PR345 and its shareholders to Company at the Closing shall be delivered in form and substance reasonably satisfactory to Company and its counsel.

Section 5.04 Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to PR345's knowledge, be threatened.

Section 5.05 Material Adverse Change. No material adverse change shall have occurred subsequent to the date of this Agreement, in the financial position, results of operations, assets, or liabilities of PR345, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, or liabilities of PR345.

Section 5.06 Approval by PR345 Directors and Shareholders. The Directors of PR345 and its shareholders shall have approved this Agreement and the transactions contemplated hereby.

Section 5.07 Satisfaction with Due Diligence. Company shall have been satisfied with its due diligence review of PR345 and its operations.

Section 5.08 Regulatory Compliance. PR345 shall have received any and all regulatory approvals and consents, if any, required to complete the transactions contemplated hereby.

ARTICLE VI
MISCELLANEOUS

Section 6.01 **Brokers.** Each Party agrees that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. Each Party agrees to indemnify the other against any claim by any third Person for any commission, brokerage or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third Person, whether express or implied, from the actions of the indemnifying party.

Section 6.02 **Governing Law.** All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, for

the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 6.03 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and addressed as follows:

If to PR345, Draper and Carriage House, then to:		
		PR345, Inc.
		12001 N Central Expressway, Suite 825, Dallas, TX 75243
		Email: Rebecca.josh@yahoo.com
With a copy to (but shall not constitute notice):		
		The Lonergan Law Firm, LLC
		Attn: Lawrence R. Lonergan, Esq.
		96 Park Street
		Montclair, NJ 07042
		Email: llonergan@wlesq.com
If to the Company, then to:		
		Attn: Sheldon Karasik
		Mineral Mountain Mining & Milling Company
		13 Bow Circle, Suite 170
		Hilton Head, South Carolina 29928
		Email: sgklawfirm@gmail.com
With a copy to (but shall not constitute notice):		
		Papasavas Law Group, LLC
		Peter M. Papasavas, Esq.
		34 Old Rifle Camp Road
		Woodland Park, NJ
		Email: pmpapasavas@aol.com

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Notice shall be deemed to have been duly received: (a) if given email, when transmitted and the appropriate confirmation received, as applicable, if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission; (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mail; and (c) if given by courier, messenger or other means, when received or personally delivered and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any Party to the other Parties pursuant to notice given by such Party in accordance with the provisions of this Section 6.03.

Section 6.04 Attorneys' Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including, without limitation, reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 6.05 **Third-Party Beneficiaries.** This contract is strictly between the Company, on one hand and PR345 and its shareholders, Sunlight, Draper and Carriage House, on the other hand except as specifically provided, no other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 6.06 **Expenses.** Unless the Parties shall otherwise agree, each Party shall bear the expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and any other agreements in connection therewith, or any of the other transactions contemplated hereby.

Section 6.07 **Entire Agreement.** This Agreement and the related documents referenced herein represent the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 6.08 **Survival; Termination.** The representations, warranties and covenants of the respective Parties shall survive the consummation of the transactions herein contemplated for a period of three years.

Section 6.09 **Succession and Assignment**. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the Parties' representatives; provided that PR345 may assign this Agreement and/or its rights and obligations hereunder to any affiliate or any lender without such approval, provided, however, PR345 shall remain contractually liable for any of its obligations hereunder.

Section 6.10 **Counterparts.** This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall be but a single instrument. Signatures delivered by email shall be deemed original signatures.

Section 6.11 **Amendment or Waiver.** Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently therewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore or thereafter occurring or existing. This Agreement may by amended by a writing signed by all Parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may only be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Mineral Mountain Mining & Milling Company

By: ______________________
Name: Sheldon Karasik
Title: Chief Executive Officer

PR345, Inc.

By: ______________________
Name: Joshua Rebecca
Title: President